CENTRAL PARK GROUP MULTI-EVENT FUND

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of October ___, 2011 between CENTRAL PARK GROUP MULTI-EVENT FUND, a Delaware statutory trust (the "Fund"), and CENTRAL PARK MULTI-EVENT MANAGEMENT, L.L.C. (the "Adviser"), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company and desires to retain the Adviser as investment adviser to furnish certain investment advisory and portfolio management services to the Fund, and the Adviser is willing to furnish these services;

WHEREAS, Central Park Advisers, LLC ("Central Park Advisers") and Brencourt Advisors, LLC ("Brencourt Advisors"), each a Delaware limited liability company, shall serve as the Managing Member and Non-Managing Member of the Adviser, respectively;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.           Appointment. The Fund hereby appoints the Adviser as investment adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts this appointment and agrees to render the services herein set forth, for the compensation herein described.

2.           Duties as Investment Adviser.

(a)           Subject to the supervision of the Fund's Board of Trustees (the "Board"), the Adviser will have full discretion and authority (i) to manage the assets and liabilities of the Fund and (ii) to manage the day-to-day business and affairs of the Fund. In furtherance of and subject to the foregoing, the Adviser will have full power and authority on behalf of the Fund, among other matters:

(1)	to purchase, sell, exchange, trade and otherwise deal in and with securities and other property of the Fund and to loan securities of the Fund;

(2)
to open, maintain and close accounts with brokers and dealers, to make all decisions relating to the manner, method and timing of securities and other investment transactions, to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Adviser considers appropriate, and to grant limited discretionary authorization to such persons with respect to price, time and other terms of investment and trading transactions, subject to Paragraph 2(b);

(3)
to borrow from banks or other financial institutions and to pledge Fund assets as collateral therefor, to trade on margin, to exercise or refrain from exercising all rights regarding the Fund's investments, and to instruct custodians regarding the settlement of transactions, the disbursement of payments to the Fund's investors (the "Shareholders") with respect to repurchases of shares in the Fund ("Shares") and the payment of Fund expenses, including those relating to the organization and registration of the Fund;

(4)	to call and conduct meetings of Shareholders at the Fund's principal office or elsewhere as it may determine and to assist the Board in calling and conducting meetings of the Board;

(5)
to engage and terminate such attorneys, accountants and other professional advisers and consultants as the Adviser may deem necessary or advisable in connection with the affairs of the Fund or as may be directed by the Board;

(6)
to engage and terminate the services of persons to assist the Adviser in providing, or to provide under the Adviser's control and supervision, advice and management to the Fund at the expense of the Adviser and to terminate such services;

(7)	as directed by the Board, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Fund or any assets of the Fund;

(8)
if directed by the Board, to arrange for the purchase of (A) one or more "key man" insurance policies on the life of any principal of a member of the Adviser, the benefits of which are payable to the Fund, or (B) any insurance covering the potential liabilities of the Fund or relating to the performance of the Board or the Adviser, or any of their principals, directors, officers, members, employees and agents; and

(9)
to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in such activities and transactions as are, in the opinion of the Adviser, necessary and appropriate for the conduct of the business of the Fund without the act, vote or approval of any other Shareholders or person.

(b)           The Adviser, in its discretion, may use brokers who provide the Fund with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Fund, and the Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser's good faith determination that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Whenever the Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(c)           The Fund hereby authorizes the Adviser and any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on such exchange for the account of the Fund, which transaction is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation by the Adviser or any person or entity associated with the Adviser.

(d)           The Adviser shall be responsible for preparing the Fund's registration statement and for managing the Fund's investment program in accordance with the Fund's registration statement. In connection therewith, the Adviser represents and warrants that the registration statement will not contain any untrue statement of material fact or omit material facts necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.           Services Not Exclusive. The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser or its affiliates, who also may be a Trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

4.           Expenses.

(a)           During the term of this Agreement, the Fund will bear all expenses incurred in the business of the Fund other than those not specifically assumed by the Adviser and other service providers pursuant to their agreements with the Fund. Expenses to be borne by the Fund will include, but are not limited to, the following:

(1)
all costs and expenses directly related to portfolio transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased, custodial fees, shareholder servicing fees, margin fees, transfer taxes and premiums and taxes withheld on foreign dividends;

(2)	all costs and expenses associated with the organization, operation and registration of the Fund, offering costs and the costs of compliance with any applicable Federal or state laws;

(3)
fees of independent Trustees and the costs and expenses of holding any meetings of any Shareholders that are regularly scheduled, permitted or required to be held under the terms of the Fund's Agreement and Declaration of Trust (the "Trust Agreement"), the 1940 Act or other applicable law;

(4)	the fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund;

(5)	the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser, Central Park Advisers in its administrative capacity or the Trustees;

(6)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Shareholders;

(7)
all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio, including appraisal and valuation services provided by third parties;

(8)	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

(9)	the fees of custodians and other persons providing administrative services to the Fund; and

(10)	such other types of expenses as may be approved from time to time by the Board.

(b)           The payment or assumption by the Adviser of any expenses of the Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

5.           Compensation.

(a)           In consideration for the provision by the Adviser of its services hereunder, at the end of each fiscal year of the Fund, to the extent that the Fund's Net Profits for all Fiscal Periods ending within or coterminous with the close of such fiscal year exceed the Fund's Net Losses for all Fiscal Periods ending within or coterminous with the close of such fiscal year, the Fund agrees to pay to the Adviser an incentive fee (an "Incentive Fee") in an amount equal to 20% of such excess, without duplication for any Incentive Fees paid during such fiscal year. For purposes of calculating the Incentive Fee, Net Profits and Net Losses for any Fiscal Period will be determined by taking into account net realized gain or loss (including realized gain that may be distributed to shareholders during such Fiscal Period), and the net change in unrealized appreciation or depreciation of investment positions. The Incentive Fee will be determined as of the last day of each fiscal year of the Fund and will be paid promptly thereafter from the assets of the Fund. In the event that a Fiscal Period ends by reason of the repurchase of Shares by the Fund pursuant to a periodic share repurchase offer, an Incentive Fee will be determined as if the end of such Fiscal Period were the end of the Fund's fiscal year, and that portion of the Incentive Fee that is proportional to the Fund's assets paid in respect of such repurchase (not taking into account any proceeds from any contemporaneous purchases of Shares from the Fund, by reinvestment or otherwise) will be paid to the Adviser for such Fiscal Period.

(b)           No Incentive Fee will be payable for any fiscal year or Fiscal Period unless the positive balance in the Fund's cumulative loss account from prior Fiscal Periods (if any) has been reduced to zero by the Fund's cumulative Net Profit. A cumulative loss account has been established for the Fund which will be credited with the dollar amount of the Fund's Cumulative Loss on a monthly basis. If Fund assets are reduced during a Fiscal Period as the result of share repurchases pursuant to a periodic share repurchase offer or as a result of the Fund's payment of a dividend or distribution when the Fund's cumulative loss account has a positive balance, the amount of the Fund's cumulative loss account will be reduced (but not below zero) in proportion to the reduction in the Fund's assets.

(c)           For the purposes of this Agreement:

(1)
"Cumulative Loss" shall mean the cumulative amount (for all Fiscal Periods) of the Fund's realized and unrealized depreciation, investment loss and allocated expenses net of the Fund's cumulative Net Profit.

(2)
"Fiscal Period" shall mean each twelve-month period ending on the Fund's fiscal year end; provided that whenever the Fund repurchases Shares pursuant to a periodic repurchase offer, the period of time from the last fiscal period-end through that date shall constitute a Fiscal Period.

(d)           Notwithstanding the foregoing paragraph (a), in the event of the termination of this Agreement, the Fund will be required to pay an Incentive Fee to the Adviser calculated in a manner as if such termination date were the end of the Fund's fiscal year.

6.           Duration and Termination.

(a)           This Agreement will become effective on November 1, 2011, provided that this Agreement will not take effect unless it has first been approved (i) by a vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund.

(b)           Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from November 1, 2011. Thereafter, if not terminated, this Agreement shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

(c)           Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 60 days' written notice to the Adviser or by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.

7.           Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any Shareholder in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of the Adviser or its affiliates, who may be or become an officer, Trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, director, employee, or agent or one under the control or direction of the Adviser even though compensated by it.

8.           Limitation of Liability of Brencourt Advisors. Brencourt Advisors and any members, directors, partners, officers, employees or other agents or advisers (collectively, "Affiliates," which term includes Affiliates of Affiliates) of Brencourt Advisors shall not be liable in any way whatsoever for any loss incurred by any person in connection with the actions or omissions of the Adviser, Central Park Advisers, any prior investment adviser or sub-adviser to the Fund, or any of their respective Affiliates that occurred or originated prior to the date of this Agreement. The Adviser agrees to indemnify Brencourt Advisors and its Affiliates for any loss it may incur as a consequence of any action or omission of any prior investment adviser or sub-adviser to the Fund that occurred or originated prior to the date of this Agreement, provided that this indemnity shall be limited to the amount of any indemnity provided by the Fund in Paragraph 9 in respect of any such action or omission.

9.           Indemnification.

(a)           The Fund will indemnify the Adviser and its affiliates, and each of their members, directors, officers and employees and any of their affiliated persons, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties in respect of the Fund, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct"). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Trustees who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person will be required to agree as a condition to any such advance, that if one of the foregoing parties receives any such advance, the party will reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the party was not entitled to indemnification under this Paragraph 8. The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.

(b)           Notwithstanding any of the foregoing, the provisions of this Paragraph 8 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Paragraph 8 to the fullest extent permitted by law.

10.           Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

12.           Consent to Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against the Fund in the courts of the State of New York, County of New York, or, if the Adviser has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and the Fund hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on the Fund anywhere in the world.

13.           Use of Name. The Fund agrees that "Central Park Group" is a trademark, service mark and trade name used by Central Park Advisers. In the event of the termination of this Agreement at any time, the Fund will, within 10 days of the Adviser's request, take all necessary action to change the name of the Fund to a name not including "Central Park Group" in any form or combination. The Fund agrees that the Fund's failure to do so is not compensable by monetary damages and that the Adviser shall be entitled to equitable relief to enforce the Fund's obligation hereunder. The provisions of this Paragraph 12 shall survive the termination or cancellation of this Agreement.

14.           Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "national securities exchange," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

CENTRAL PARK MULTI-EVENT MANAGEMENT, L.L.C.

By:
Name:
Title:

CENTRAL PARK GROUP MULTI-EVENT FUND

By:
Name:
Title: